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                     January 4, 2023

       David Briones
       Chief Financial Officer
       Hoth Therapeutics, Inc.
       1 Rockefeller Plaza, Suite 1039
       New York, NY 10020

                                                        Re: Hoth Therapeutics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-38803

       Dear David Briones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Haley Springer